UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 18, 2021

PROPHASE LABS, INC.

(Exact name of Company as specified in its charter)

Delaware	000-21617	23-2577138
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

711 Stewart Ave., Garden City, NY	11530
(Address of principal executive offices)	(Zip Code)

Company’s telephone number, including area code: (215) 345-0919

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Exchange Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $0.0005	PRPH	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [   ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01. Entry into a Material Definitive Agreement.

On January 18, 2021, ProPhase Labs, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with ThinkEquity, a division of Fordham Financial Management, Inc., as representative of the underwriters (the “Underwriters”), relating to the public offering (the “Offering”) of 3 million shares of common stock of the Company, $0.0005 par value per share, at a price to the public of $12.50 per share. The net proceeds to the Company from the Offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company, are expected to be approximately $35.1 million. The Offering is expected to close on or about January 21, 2021, subject to customary closing conditions.

Under the terms of the Underwriting Agreement, the Company has also granted the Underwriters a 30-day option to purchase up to an additional 450,000 shares of common stock at the public offering price, less the underwriting discounts and commissions. The Company agreed to reimburse the Underwriters for certain expenses relating to the Offering, not to exceed $115,000, and to issue to the Underwriters warrants to purchase up to an aggregate of 180,000 shares of common stock (6% of the shares of common stock sold in the Offering) at an exercise price of $15.625 per share (equal to 125% of the public offering price per share). A 5% cash tail fee will be payable to the Underwriters if any investor introduced to the Company in connection with the Offering provides the Company with additional capital in any public or private offering or other financing or capital raising transaction during the period ending on January 21, 2022.

The Company intends to use the net proceeds from the offering for working capital and general corporate purposes.

The shares are being offered and sold pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-225875) (the “Registration Statement”), which was declared effective by the Securities and Exchange Commission (the “Commission”) on July 5, 2018, including the prospectus contained therein, as supplemented by a preliminary prospectus supplement, dated January 15, 2021, and a final prospectus supplement, dated January 19, 2021, each filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company. Under the terms of the Underwriting Agreement, the Company has agreed to indemnify the Underwriters against certain liabilities. The Company and all of the Company’s directors and executive officers have also agreed not to sell or transfer any ordinary shares held by them for a period of 90 days (with respect to the Company) and 30 days (with respect to the Company’s directors and executive officers) from January 18, 2021 without first obtaining the written consent of the Underwriters, subject to certain exceptions.

The foregoing summary of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, a copy of which is attached as Exhibit 1.1 hereto and incorporated herein by reference. The Underwriting Agreement contains representations and warranties that the parties made to, and solely for the benefit of, the other in the context of all of the terms and conditions of the Underwriting Agreement and in the context of the specific relationship between the parties. The provisions of the Underwriting Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to the Underwriting Agreement and are not intended as a document for investors and the public to obtain factual information about the current state of affairs of the parties to those documents and agreements. Rather, investors and the public should look to other disclosures contained in the Company’s filings with the Commission.

Item 8.01 Other Events.

On January 15, 2021, the Company issued a press release announcing the offering. On January 18, 2021, the Company issued a second press release announcing the pricing of the Offering. Copies of these press releases are filed as Exhibits 99.1 and 99.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

In connection with the Offering, the legal opinion as to the legality of the ordinary shares sold is being filed as Exhibit 5.1 to this Current Report on Form 8-K and is incorporated herein and into the Registration Statement by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Table

1.1	Underwriting Agreement, dated as of January 18, 2021, by and between ProPhase Labs, Inc. and ThinkEquity, a division of Fordham Financial Management, Inc., as representative of the several underwriters named therein
5.1	Opinion of Reed Smith LLP
23.1	Consent of Reed Smith LLP (included in Exhibit 5.1)
99.1	Press Release issued by ProPhase Labs, Inc., dated January 15, 2021.
99.2	Press Release issued by ProPhase Labs, Inc., dated January 18, 2021.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ProPhase Labs, Inc.

By:	/s/ Monica Brady
Monica Brady
Chief Financial Officer

Date: January 20, 2021